Exhibit 2.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a description of our outstanding securities registered under Section 12 of the

Exchange Act as required pursuant to the relevant Items under Form 20-F. As of December 31, 2023 Nu Holdings Ltd. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A ordinary shares, par value	NU	New York Stock Exchange
US$0.000006666666667 per share

Nu was incorporated in the Cayman Islands on February 26, 2016 as an exempted company incorporated with limited liability. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as revised) (the “Cayman Companies Act” or the “Companies Act”).

Our affairs are governed principally by: (1) our Articles of Association; (2) the Cayman Companies

Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our principal executive offices are located at Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands.

CLASS A ORDINARY SHARES

Item 9. General 9.A.3 Preemptive Rights

See “—Item 10.B Memorandum and articles of association—Preemptive or Similar Rights” below.

9.A.5 Type and Class of Securities

As of December 31, 2023, Nu had a total issued share capital of US$ 84,553.09 divided into 3,682,625,012 Class A ordinary shares (including Class A ordinary shares underlying the BDRs), and 1,083,312,142 Class B ordinary shares. All of our outstanding share capital is fully paid. Our Class A ordinary shares are in book-entry form, registered in the name of each shareholder or its nominee.

Our authorized share capital is US$324,022.94, consisting of 48,603,441,210 shares of par value US$0.000006666666667 each. The authorized but unissued shares are presently undesignated and may be issued by our board of directors as ordinary shares of any class or as shares with preferred, deferred or other special rights or restrictions.

Our Memorandum and Articles of Association authorize two classes of ordinary shares: Class A ordinary shares, which are entitled to one vote per share, and Class B ordinary shares, which are entitled to 20 votes per share and to maintain a proportional ownership interest in the event that additional Class A ordinary shares are issued. Any holder of Class B ordinary shares may convert his or her shares at any time into Class A ordinary shares on a share-for-share basis. The rights of the two classes of ordinary shares are otherwise identical, except as described in “Item 10—B. Memorandum and Articles of Association.” below.

1 NTD: Nu and Computershare to confirm/ update as necessary.

Item 9.A.6. Limitations or Qualifications Not applicable.

Item 9.A.7. Other Rights Not applicable.

Item 10.B Memorandum and Articles of Association

The following information describes our ordinary shares and provisions set forth by our Memorandum and Articles of Association, the Cayman Companies Act; and the common law of the Cayman Islands. This description is only a summary. You should read and refer to our Memorandum and Articles of Association included as Exhibit 3.2 to the Amendment No. 2 to our registration statement on Form F-1 (File no. 333260649), filed with the SEC on December 3, 2021.

Description of Our Memorandum and Articles of Association History of Share Capital

On December 8, 2021, the registration statement on Form F-1, as amended (File No. 333-260649) relating to our initial public offering was declared effective by the SEC. On November 30, we commenced our initial public offering, which closed on January 6, 2022. We sold an aggregate of 316,705,853 Class A ordinary shares, including in the form of 48,526,380 BDRs, which also includes 27,555,298 Class A ordinary shares as a result of the partial exercise of the underwriters’ option to purchase additional shares granted to the, for an aggregate price of approximately US$2,839 million.

As of December 31, 2023, Nu had no shares in treasury.

General

Our shareholders adopted the Memorandum and Articles of Association included as Exhibit 3.2 to the Amendment No. 2 to our registration statement on Form F-1 (File no. 333-260649), filed with the SEC on

December 3, 2021. The following summary is subject to and qualified in its entirety by the Nu Holdings

Ltd. memorandum and articles of association. This is not a summary of all the significant provisions of our Articles of Association, of the Cayman Companies Act or of the common law of the Cayman Islands and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in this annual report.

Corporate Purposes

Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act (as amended) of the Cayman Islands, or the Companies Act, generally.

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Issuance of Shares

Except as expressly provided in our Memorandum and Articles of Association, our board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act.

Our Memorandum and Articles of Association provide that at any time that there are Class A ordinary shares in issue, additional Class B ordinary shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B ordinary shares as full or partial consideration; or (3) an issuance of Class A ordinary shares, whereby holders of the Class B ordinary shares are entitled to purchase a number of Class B ordinary shares that would allow them to maintain their proportional ownership interest in the company (following an offer by us to each holder of Class B ordinary shares to issue to such holder, upon the same economic terms, such number of Class B ordinary shares as would allow such holder to maintain its proportional ownership interest in the company pursuant to our Memorandum and Articles of Association). In light of: (a) the above provisions; and (b) the 20-to-1 voting ratio between our Class B ordinary shares and Class A ordinary shares, holders of our Class B ordinary shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “—Ordinary Shares—Preemptive or Similar Rights.”

Fiscal Year

Nu’s fiscal year begins on January 1 of each year and ends on December 31 of the same year.

Ordinary Shares

Dividend Rights

Subject to preferences that may apply to any preferred shares outstanding at the time, the holders of our ordinary shares are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts legally available therefor that our board of directors may determine.

Voting Rights

The holder of a Class B ordinary share is entitled, in respect of such share, to 20 votes per share, whereas the holder of a Class A ordinary share is entitled, in respect of such share, to one vote per share. The holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.

Our Memorandum and Articles of Association provide as follows regarding the respective rights of holders of Class A ordinary shares and Class B ordinary shares:

(1)             class consents from the holders of Class A ordinary shares and Class B ordinary shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the directors may treat the two classes of shares as forming one class if they consider that both such classes would be affected in the same way by the proposal;

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(2)             the rights conferred on holders of Class A ordinary shares shall not be deemed to be varied by the creation or issue of further Class B ordinary shares and vice versa; and

(3)             the rights attaching to the Class A ordinary shares and the Class B ordinary shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.

As set forth in our Memorandum and Articles of Association, the holders of Class A ordinary shares and Class B ordinary shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A ordinary shares and Class B ordinary shares may be increased or decreased (but not below the number of shares of such class then outstanding) by both classes voting together by way of an “ordinary resolution,” which is defined in the our Memorandum and Articles of Association as being a resolution (1) of a duly constituted general meeting passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote present in person or by proxy and voting at the meeting; or (2) approved in writing by all of the shareholders entitled to vote at a general meeting in one or more instruments each signed by one or more of the shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

We have not provided for cumulative voting for the election of directors in our Memorandum and Articles of Association.

Conversion Rights

Each outstanding Class B ordinary share is convertible at any time at the option of the holder into one Class A ordinary share, and each Class B ordinary share will convert automatically into one Class A ordinary share at the election of the holder(s) of a majority of the Class B ordinary shares. In addition, each Class B ordinary share will convert automatically into one Class A ordinary share upon any transfer, whether or not for value, except for certain transfers described in our Memorandum and Articles of Association, including transfers to affiliates of a holder, one or more trustees of a trust established for the benefit of a holder or their affiliates, partnerships, corporations and other entities owned or controlled by a holder or their affiliates, and an organization that is exempt from taxation under Section 501(3)(c) of the

Code or to an organization that is exempt from taxation in Brazil under Sections 184, 377 or 378 of the 2018 Internal Tax Regulations and that is controlled, directly or indirectly through one or more intermediaries, by a holder. Furthermore, each Class B ordinary share will convert automatically into one Class A ordinary share and no Class B ordinary shares will be issued thereafter if, on the record date for any shareholders meeting, the aggregate voting power of Class B ordinary shares then outstanding is less than 10% of the aggregate voting power of Class A ordinary shares and Class B ordinary shares outstanding.

Preemptive or Similar Rights

Our Class A ordinary shares are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.

The Class B ordinary shares are entitled to maintain a proportional ownership interest in the event that additional Class A ordinary shares are issued. As such, except for certain exceptions, including the issuance of Class A ordinary shares in furtherance of this offering, if we issue Class A ordinary shares, we must first make an offer to each holder of Class B ordinary shares to issue to such holder on the same economic terms such number of Class B ordinary shares as would allow such holder to maintain its proportional ownership interest in the company. This right to maintain a proportional ownership interest may be waived by the holders of a majority of the Class B ordinary shares.

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Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our shareholders would be distributable ratably among the holders of our ordinary shares and any participating preferred shares outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred shares.

Preferred Shares

Pursuant to our Memorandum and Articles of Association, our board of directors have the authority, subject to limitations prescribed by Cayman Islands law, to issue preferred shares in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our shareholders. Our board of directors can also increase or decrease the number of shares of any series of preferred shares, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A ordinary shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A ordinary shares and the voting and other rights of the holders of our Class A ordinary shares. We have no current plan to issue any preferred shares and have no preferred shares outstanding since our initial public offering.

Equal Status

Except as expressly provided in our Memorandum and Articles of Association, Class A ordinary shares and Class B ordinary shares have the same rights and privileges and rank equally, share proportionally and are identical in all respects as to all matters. In the event of any statutory amalgamation, merger, consolidation, arrangement or other reorganization involving us and requiring the approval of our shareholders entitled to vote thereon, as well as a short-form merger or consolidation that does not require a resolution of our shareholders, the holders of Class A ordinary shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B ordinary shares, and the holders of Class A ordinary shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B ordinary shares, in each case solely with respect to economic rights. In the event of any (1) tender or exchange offer to acquire any Class A ordinary shares or Class B ordinary shares by any third-party pursuant to an agreement to which we are a party, or (2) any tender or exchange offer by us to acquire any Class A ordinary shares or Class B ordinary shares, the holders of Class A ordinary shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B ordinary shares, and the holders of Class A ordinary shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B ordinary shares, in each case solely with respect to economic rights.

Record Dates

For the purpose of determining shareholders entitled to notice of, or to vote at any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, our board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.

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General Meetings of Shareholders

As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as such at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to us in respect of the shares that such shareholder holds must have been paid.

Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A ordinary share and 20 votes per Class B ordinary share.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call annual general meetings; however, our Memorandum and Articles of Association provide that in each year the company will hold an annual general meeting of shareholders. For the annual general meeting of shareholders the agenda will include, among other things, the presentation of the annual accounts and the report of the directors (if any). In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.

Also, we may, but are not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. Extraordinary general meetings of shareholders may be held where the directors so decide.

The Companies Act provides shareholders a limited right to request a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s memorandum and articles of association. However, these rights may be provided in a company’s memorandum and articles of association. Our Memorandum and Articles of Association provide that for so long as our founding shareholder controls a majority of the voting power of the shares of the Company, a general meeting of shareholders may be convened on the requisition of the holders of a majority of the voting power of our shares. However, if our founding shareholder controls less than a majority of the voting power of our shares, no shareholder shall have the power to requisition a meeting of shareholders. Our Memorandum and Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Subject to regulatory requirements, the annual general meeting must be called by at least 21 days’ (and not less than 15 clear business days’) notice and any extraordinary general meeting by at least 14 days’ (and not less than 10 clear business days’) notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to receive notice, with regards to the annual general meeting, and the holders of 75% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

We will give notice of each general meeting of shareholders by publication on our website and in any other manner that may be required in order to comply with Cayman Islands law, NYSE and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register, or, subject to certain statutory requirements, by electronic means.

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Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A ordinary shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A ordinary shares.

A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than a majority of the aggregate shares in issue and entitled to vote upon the business to be transacted. If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, a second meeting may be called as the Directors may determine, and if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

A resolution put to a vote at a general meeting shall be decided on a poll. Generally speaking, an ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting and a special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders, as permitted by the Companies Act and our Memorandum and Articles of Association.

Pursuant to our Memorandum and Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If the chairman or vice-chairman of our board of directors is absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman nor another director is present at the general meeting within 30 minutes after the time appointed for holding the meeting, then such meeting shall be adjourned for a one week period and shall be held in the following week on the same day at the same time and place. If at the adjournment of the meeting the chairman or in his absence the vice-chairman (if any) or in their absence a director is not willing to act as chairman, or if no director is present within thirty (30) minutes after the time appointed for holding the meeting, then such meeting shall be canceled. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on our affairs, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the polls.

Changes to Capital

Pursuant to our Memorandum and Articles of Association, we may from time to time by ordinary resolution:

•	increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;
•	consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;
•	convert all or any of our paid-up shares into stock and reconvert that stock into paid up shares of any denomination;
•	subdivide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or
•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

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Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by us for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.

In addition, subject to the provisions of the Companies Act and our Memorandum and Articles of Association and the Shareholder’s Agreement, we may:

•	issue shares on terms that they are to be redeemed or are liable to be redeemed;
•	purchase its own shares (including any redeemable shares); and
•	make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the
•	Companies Act, including out of its own capital.

Transfer of Shares

Subject to any applicable restrictions set forth in the Memorandum and Articles of Association and the Shareholder’s Agreement, any shareholder of Nu may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in the form prescribed by the NYSE or any other form approved by our board of directors.

Our Class A ordinary shares are traded on the NYSE in book-entry form and may be transferred in accordance with our Memorandum and Articles of Association and NYSE’s rules and regulations.

However, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is either not fully paid up to a person of whom it does not approve or is issued under any share incentive scheme for employees which contains a transfer restriction that is still applicable to such ordinary share. The board of directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;
•	the instrument of transfer is in respect of only one class of shares;
•	the instrument of transfer is properly stamped, if required;
•	the ordinary shares transferred are free of any lien in favor of us; and
•	in the case of a transfer to joint holders, the transfer is not to more than four joint holders.

If the directors refuse to register a transfer they are required, within two months after the date on which the instrument of transfer was lodged, to send to the transferee notice of such refusal.

Share Repurchase

The Companies Act and our Memorandum and Articles of Association permit us to purchase our own shares, subject to certain restrictions. Our board of directors may only exercise this power on behalf of Nu, subject to the Companies Act and our Memorandum and Articles of Association, the Shareholder’s Agreement and to any applicable requirements imposed from time to time by the SEC, the NYSE or by any recognized stock exchange on which our shares are listed.

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Dividends and Capitalization of Profits

We have not adopted a dividend policy with respect to payments of any future dividends. Subject to the Companies Act and general principles of Cayman Islands law, our shareholders may, by ordinary resolution, declare dividends (including interim dividends) to be paid to shareholders but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to us. Except as otherwise provided by the rights attached to shares and our Memorandum and Articles of Association, all dividends shall be paid in proportion to the number of Class A ordinary shares or Class B ordinary shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue which are not fully paid up (as to par value), we may pay dividends in proportion to the amounts paid up on each share.

The holders of Class A ordinary shares and Class B ordinary shares shall be entitled to share equally in any dividends that may be declared in respect of our ordinary shares from time to time. In the event that a dividend is paid in the form of Class A ordinary shares or Class B ordinary shares, or rights to acquire Class A ordinary shares or Class B ordinary shares, (1) the holders of Class A ordinary shares shall receive Class A ordinary shares, or rights to acquire Class A ordinary shares, as the case may be and (2) the holders of Class B ordinary shares shall receive Class B ordinary shares, or rights to acquire Class B ordinary shares, as the case may be.

Appointment, Disqualification and Removal of Directors

We are managed by our board of directors. Our Memorandum and Articles of Association provide that the board of directors will be composed of such number of directors as a majority of directors in office may determine, being up to nine directors on the date of adoption of our Memorandum and Articles of Association. There are no provisions relating to retirement of directors upon reaching any age limit.

Our Memorandum and Articles of Association provides that directors shall be elected by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at a quorate general meeting of the Company. Notwithstanding the foregoing, for so long as our founding shareholder owns at least 5% of the voting power of our outstanding share capital, our founding shareholder shall be entitled to nominate a certain number of designees to the board for a specific term, as set out in our Memorandum and Articles of Association. In particular, our Memorandum and Articles of Association provide that, subject to compliance with applicable law and NYSE rules, for so long as our founding shareholder and his affiliates beneficially own shares constituting at least 40% of the voting power of our outstanding share capital, the founding shareholder shall be entitled to designate up to five nominees to our board of directors (or if the size of the board of directors is increased, a majority of the members of the board of directors); for so long as our founding shareholder and its affiliates beneficially own at least 25% of the voting power of our outstanding share capital, the founding shareholder shall be entitled to designate up to three nominees to our board of directors (or if the size of the board of directors is increased, one-third of the members of the board of directors); and for so long as our founding shareholder and its affiliates beneficially own at least 5% of the voting power of our outstanding share capital, our founding shareholder shall be entitled to designate one nominee to our board of directors (or if the size of the board of directors is increased, 10% of the members of the board of directors). The founding shareholder may in like manner remove such director(s) appointed by him and appoint replacement director(s).

Each director shall be appointed for a one year term, unless they resign or their office is vacated earlier, provided, however, that such term shall be extended beyond one year in the event that no successor has been appointed (in which case such term shall be extended to the date on which such successor has been appointed).

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Our Memorandum and Articles of Association provide that from and after the date on which the founding shareholder (together with his affiliates) no longer beneficially owns more than 50% of our outstanding voting power, or the classifying date, the directors shall be divided into three classes designated Class I, Class II, and Class III. Each director shall serve for a term ending on the date of the third annual general shareholders meeting following the annual general shareholders meeting at which such director was elected as subject to the provisions of our Memorandum and Articles of Association. The founding directors shall be allocated to the longest duration classes unless otherwise determined by the board of directors.

Grounds for Removing a Director

A director may be removed with or without cause by ordinary resolution, and a director nominated by our founding shareholder may be removed by our founding shareholder at any time with or without cause by notice to us. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his creditors; (3) dies or is in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director; (4) resigns his office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

Proceedings of the Board of Directors

Our Memorandum and Articles of Association provide that our business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple majority of the directors then in office, and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a casting vote.

Subject to the provisions of our Memorandum and Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place at such place as the directors may determine.

Subject to the provisions of our Memorandum and Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the NYSE, the board of directors may from time to time at its discretion exercise all powers of Nu, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or corporate records. However, the board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, our Memorandum and Articles of Association provide shareholders with the right to receive annual financial statements. Such right to receive annual financial statements may be satisfied by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.

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Register of Shareholders

Our Class A ordinary shares offered are held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of our Class A ordinary shares. Under Cayman Islands law, we must keep a register of shareholders that includes:

•        the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member; • the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, our register of shareholders is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. The shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of Nu, the person or member aggrieved (or any shareholder of ours, or Nu itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Anti-Takeover Provisions in Our Memorandum and Articles of Association

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. In particular, our capital structure concentrates ownership of voting rights in the hands of our founding shareholder, as our controlling shareholder. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our company to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A ordinary shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Two Classes of Ordinary Shares

Our Class B ordinary shares are entitled to 20 votes per share, while the Class A ordinary shares are entitled to one vote per share. Since our co-founders own all of the Class B ordinary shares, our cofounders currently have the ability to elect a majority of the directors and to determine the outcome of most matters submitted for a vote of shareholders, with our founding shareholder as the controlling shareholder. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other shareholders may view as beneficial.

So long as our co-founders have the ability to determine the outcome of most matters submitted to a vote of shareholders as well as the overall management and direction of Nu, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, the fact that we have two classes of ordinary shares may have the effect of depriving you as a holder of Class A ordinary shares of an opportunity to sell your Class A ordinary shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

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Preferred Shares

Our Memorandum and Articles of Association provides our board of directors with wide powers to issue additional shares, and one or more classes or series of preferred shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the board of directors may determine, to the extent authorized but unissued. The issuance of additional shares may be used as an anti-takeover device without further action on the part of our shareholders. Such issuance may further dilute the voting power of existing holders of Class A ordinary shares.

Despite the anti-takeover provisions described above, under Cayman Islands law, our board of directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, for what they believe in good faith to be in our best interests.

Requisitioning General Meetings

Our Memorandum and Articles of Association provide that, for so long as our founding shareholder controls a majority of the voting power of our shares, a general meeting of shareholders may be convened on the requisition of the holders of a majority of the voting power of our shares. However, if our founding shareholder controls less than a majority of the voting power of our shares, no shareholder shall have the power to requisition a meeting of shareholders. Accordingly, our shareholders will have limited rights to requisition and convene general meetings of shareholders.

Consent Over a Change of Control

Our Memorandum and Articles of Association provide that for so long as David Vélez Osorno and his affiliates beneficially own shares accounting for at least 10% of the voting power of our issued share capital, we will not take, or permit our subsidiaries to take, certain actions without the prior written approval of a majority of the Class B ordinary shares in issue, including entering into a merger, consolidation, reorganization or other business combination or a transaction or series of transactions that would result in a change of control.

Staggered Board

Our Memorandum and Articles of Association provide that, from and after the date that David Vélez Osorno and his affiliates no longer beneficially own more than 50% of the voting power of our issued share capital, we shall cause our board of directors to be divided into three classes serving staggered three-year terms. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of shareholders will be necessary for shareholders to effect a change in a majority of the members of the board of directors.

Exclusive Forum

Under our Memorandum and Articles of Association, unless we consent to a different forum, (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or any other person, (iii) any action or proceeding arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the Companies Act, our Memorandum and Articles of Association, or any other provision of applicable law, (iv) any action or proceeding seeking to interpret, apply, enforce or determine the validity of our Memorandum and Articles of Association or (v) any action or proceeding as to which the Companies Act confers jurisdiction on the Grand Court of the Cayman Islands may only be brought before the Grand Court of the Cayman Islands, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. In addition, any complaint asserting a cause of action arising under the Securities Act may only be brought before the federal district courts of the United States. Nothing in our Memorandum and Articles of Association will preclude shareholders that assert claims under the Exchange Act from bringing such claims in any court, subject to applicable law.

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Any person or entity purchasing or otherwise acquiring or holding any interest in our securities shall be deemed to have notice of and consented to these exclusive forum provisions. However, shareholders will not be deemed to have waived our compliance with U.S. federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in our Memorandum and Articles of Association to be inapplicable or unenforceable.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Item 12. Description of Securities other than Equity Securities

12.A Debt Securities Not applicable.

12.B Warrants and Rights Not applicable.

12.C Other Securities

Description of Brazilian Depositary Receipts

The rights of holders of BDRs are set forth in a deposit agreement between us and Banco Bradesco S.A., as depositary of the BDR Program.

There are differences between holding BDRs and holding Class A ordinary shares.

General

Each BDR represents 1/6th of a Class A ordinary share issued by us, maintained in custody by the custodian in the offices of Bank of New York Mellon at One Wall Street, New York, New York 10286. The BDR Depositary’s office at which the BDRs are managed is located at Cidade de Deus, Yellow Building, 2nd Floor, Vila Yara, Osasco, Brazil, Zip Code 06029-900.

A BDR holder will not be treated as one of our Class A ordinary shareholders and, as a result may not have any Class A ordinary shareholder rights.

The rights of our Class A ordinary shareholders are governed by the laws of the Cayman Islands and the provisions of our Memorandum and Articles of Association. See “Item 10—B. Memorandum and Articles of Association.” The rights of holders of BDRs are governed by the laws and regulations of Brazil, as well as the provisions of the deposit agreement.

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The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read:

•	the rules and regulations applicable to BDRs, particularly CMN Resolution No. 3,568/08, CVM Instructions No. 332 and 480, as amended, and the Central Bank of Brazil Circular No. 3,691/13, as amended; and
•	the deposit agreement, copies of which are available for review upon request.

Deposit Agreement Scope

The Deposit Agreement governs the relationship between us and the BDR Depositary with respect to the issuance, cancellation and registration, in Brazil, of the BDRs representing Class A ordinary shares issued by us and held by the custodian. The Deposit Agreement also governs the actions of the BDR Depositary with respect to the management of the BDR program and the services to be performed by the BDR Depositary for holders of BDRs.

BDR Registry Book; Ownership and Trading of BDRs

Pursuant to the deposit agreement, the BDRs may be issued and cancelled, as the case may be, by means of entries in the BDR registry book, which will be kept by the BDR Depositary. The BDR registry book will record the total number of BDRs issued in the name of the Central Depositary of the B3, the fiduciary holder of the BDRs. The BDRs will be held and blocked in a custody account with the Central Depositary of the B3 and held for trading on the B3.

Therefore, neither over-the-counter transfers of the BDRs, nor transfers of the BDRs conducted in any private transaction market other than the B3, or in a clearinghouse other than the Central Depositary of the B3, are admitted. Any transfer of BDRs (including transfers made by U.S. persons) will be conducted through broker-dealers or institutions authorized to operate on the B3.

Ownership of the BDRs is determined by entry of the beneficial holder’s name in the records of the Central Depositary of the B3, and evidenced by the custodial account statement issued by the Central Depositary of the B3. The Central Depositary of the B3 will inform the names of the BDRs holders to the BDR Depositary.

The BDR Depositary has advised us that holders of BDRs are not generally entitled to inspect the BDR Depositary’s transfer books or list of holders of BDRs, due to certain secrecy obligations under Brazilian law.

Issuance and Cancellation of BDRs

The BDR Depositary will issue the BDRs in Brazil after confirmation by the custodian that a corresponding number of our Class A ordinary shares were deposited with the custodian, and after confirmation that all fees and taxes due in connection with this services were duly paid, as set forth in the deposit agreement.

As a result, an investor may at any time give instructions to a broker-dealer to purchase Class A ordinary shares on the NYSE, to be further deposited with the custodian in order to allow the BDR Depositary to issue BDRs.

In order to effect the financial settlement of the acquisition of our Class A ordinary shares on the NYSE with the intention of adhering to the BDR program, an investor must execute a foreign exchange agreement in conformity with the BDR program certificate registered with the Central Bank of Brazil and the broker certificate evidencing by the purchase of our Class A ordinary shares abroad.

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Holders of BDRs may at any time request the cancellation of all or a portion of their BDRs by (a) instructing a broker- dealer operating in Brazil to cancel the BDRs with the BDR Depositary and (b) delivering evidence that all fees and taxes due in connection with this service were duly paid, as set forth in the deposit agreement. Brazilian investors will be required to send the proceeds of any cancellation of BDRs back to Brazil within seven days of the cancellation date. Non-Brazilian investors that are registered in Brazil as portfolio investors under CMN Resolution No. 4,373 do not need to send the proceeds of any sale of Class A ordinary shares into Brazil. In any event, the transaction must be recorded in the Central Bank of Brazil system.

For a brief description of the rules and regulations of the Central Bank of Brazil regarding such matters, see “Item 4. Information on the Company—B. Business Overview—Regulatory Overview—

Brazil—Registration of BDRs with the CVM.”

Issuance of BDRs without underlying Class A ordinary shares

In no event may the BDR Depositary issue BDRs without confirmation by the custodian that a corresponding number of Class A ordinary shares were deposited with the custodian.

Restrictions on BDRs

Holders of BDRs may only exercise their rights indirectly through the BDR Depositary. Holders of BDRs may also face other difficulties in exercising their rights, as voting rights granted to shares and, indirectly, to BDRs, must be exercised by holders of BDRs through the BDR Depositary, which will instruct the Custodian accordingly. Although the mechanisms related to notices of shareholders’ meetings and voting instructions provided in the Deposit Agreement are intended to provide sufficient time for the exercise of these rights, there can be no assurance that these mechanisms will allow holders of BDRs to effectively exercise voting rights, particularly in the event that notice of a shareholders’ meeting or voting instruction does not timely reach BDR holders for reasons that are beyond our control and beyond the control of the BDR Depositary. Holders of BDRs are not entitled to physically attend our shareholders’ meetings.

Dividends and Other Cash Distributions

It is our present intention to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board of directors declaring any dividends in the foreseeable future following our initial public offering. However, in the event of any future dividend, the BDR Depositary will distribute any dividends or other cash distributions paid by us to our shareholders, including the holders of BDRs. Such dividends will be paid to the BDR Depositary, which will convert this dividend or distribution into Brazilian reais by means of a foreign exchange transaction entered into with an authorized exchange agent, and distribute the net amount received to the holders of BDRs entitled to it, in proportion to the number of BDRs held by them; provided, however, that in the event that we or the BDR Depositary are required to withhold a portion of the dividend or other cash distribution on account of taxes, the amount distributed to holders of BDRs will be reduced accordingly. The BDR Depositary will distribute only the amount that may be distributed without allocating to any BDR holder a fraction of a centavo by rounding to the next lower whole centavo. No interest or other remuneration will be payable by us or any other remuneration for the period between the date on which the dividends and other cash distributions are paid abroad and the date on which the funds are credited to BDR holders in Brazil.

Subject to our corporate acts, in the event that any assignment of any Class A ordinary shares to a BDR holder occurs, the BDR Depositary will convert automatically, and to the extent permitted by applicable law, into BDRs subject to the terms and conditions of the Deposit Agreement, registering them in the name of the right holder in proportion to the number of BDRs held by the respective right holder.

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However, subject to our Memorandum and Articles of Association, in case of attribution of a fraction of BDRs to one or more holders of BDRs, the BDR Depositary will sell the amount of Class A ordinary shares received representing the sum of the fractional shares allotted, and distribute the net amount received.

Whenever the BDR Depositary receives distributions other than those previously provided for, it shall distribute them to the holders of eligible BDRs in proportion to the number of BDRs respectively held by them, in accordance with applicable law. If, in the opinion of the BDR Depositary, such distribution cannot be executed proportionately, the BDR Depositary may choose any method it deems equitable and feasible for the purpose of executing such distribution.

No interest or other remuneration shall be payable by us for the period between the date on which dividends and other cash distributions are paid abroad and the date on which the funds are credited to the holders of BDRs in Brazil. Before making a distribution, any withholding taxes that must be paid under applicable law will be deducted.

Share Distributions

In the event of distributions of our Class A ordinary shares or a share split or reverse share split, the BDR Depositary will issue new BDRs corresponding to such new Class A ordinary shares deposited with the custodian and will credit them to the account of the Central Depositary of the B3. The Central Depositary of the B3, in turn, will credit new BDRs to the beneficiary holders recorded in its books. The BDR Depositary will distribute only whole BDRs. If any fractions of BDRs result and are insufficient to purchase a whole BDR, the BDR Depositary will use its best efforts to add such fractions and sell them in an auction on the B3, and the proceeds of the sale will be credited to BDR holders, proportionally with its holdings recorded in the books of the Central Depositary of the B3.

Other Distributions

The BDR Depositary will use its best efforts to distribute to BDR holders any other distribution paid in connection with Class A ordinary shares and deposited with the custodian.

The BDR Depositary is not required to make available to any BDR holder any distribution that it determines is unlawful or impractical. We have no obligation to register BDRs, Class A ordinary shares, rights or other securities under Brazilian law. We also have no obligation to take any other action to permit the distribution of BDRs, Class A ordinary shares, rights or other securities to BDR holders. This means that you may not receive distributions we make on our Class A ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Pre-Emptive Rights

If we offer holders of our Class A ordinary shares any rights to subscribe for additional shares or any other rights, the same rights will be offered to BDR holders through the BDR Depositary, which will exercise these rights directly or indirectly, in the name of the BDR holders that have instructed the BDR Depositary to do so. The BDR holder is free to exercise or negotiate such rights, subject to applicable law.

Changes Affecting Deposited Class A Ordinary Shares

If we do any of the following:	Then the following will apply:
Effect a split of Class A ordinary shares.	Each BDR will automatically reflect its equal value of the new deposited Class A ordinary shares.
Effect a reverse split of Class A ordinary shares.	The BDR Depositary will effect an immediate cancellation of the BDRs required to reflect the new amount of our Class A ordinary shares deposited with the custodian.
Recapitalize, amalgamate, reorganize, merge, consolidate, sell all or substantially all of our assets or take any similar action.	The BDR Depositary will effect an immediate cancellation of the BDRs required to reflect the new amount of our Class A ordinary shares deposited with the custodian.

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Voting Rights of BDRs

A BDR holder has the right to instruct the BDR Depositary to vote the amount of our Class A ordinary shares represented by such BDRs. See “Item 10—B. Memorandum and Articles of Association.” However, a BDR holder may not know about a meeting sufficiently in advance to instruct the BDR Depositary to exercise its voting rights with respect to our Class A ordinary shares held by the custodian. After receiving such call notice, the BDR Depositary shall, within a short period of time, send a communication to the holders of BDRs, at the addresses they maintain with the BDR Depositary and/ or registered with B3 and the respective brokers or custody agents, which shall contain (a) the information contained in the notice received by the BDR Depositary, and (b) a statement that the holders of BDRs shall be entitled to send their voting instruction to the BDR Depositary until 5 (five) business days before the date of the meetings, by filling out a voting instruction according to the model to be forwarded together with the communication mentioned above. The voting instruction may be delivered via facsimile, mail or in person, at an address to be indicated by the BDR Depositary in the respective notice, within the period mentioned above.

The BDR Depositary, upon receiving such instructions in due time, will tabulate and forward the information to the custodian. The custodian, upon receipt of the information, will vote or appoint a proxy to vote at the shareholders meeting, in accordance with the voting instructions received from the BDR Depositary.

For instructions to be valid, the BDR Depositary must receive them on or before the date specified in the notice to you. The BDR Depositary will, to the extent practical and subject to Cayman Islands law and the provisions of our Memorandum and Articles of Association, vote the underlying Class A ordinary shares or other deposited securities as you instruct. If the BDR Depositary does not receive voting instructions from all BDR holders by the stipulated date, the BDR Depositary will exercise the voting right considering only the instructions received by BDR holders that have manifested themselves within the stipulated period.

The BDR Depositary will use its best efforts to vote or attempt to vote our Class A ordinary shares held by the custodian only if you have sent voting instructions and your instructions have been timely received. If we timely request the BDR Depositary to solicit your voting instructions but the BDR Depositary does not receive voting instructions from you by the specified date, it will not exercise the voting rights related to the Class A ordinary shares that it holds on your behalf.

We cannot ensure that you will receive voting materials in time to allow you to timely deliver your voting instructions to the BDR Depositary. In addition, the BDR Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to vote and you may not have any recourse if your Class A ordinary shares are not voted as you requested. In addition, your ability to bring an action against us may be limited.

The voting rights of BDR holders will be different from the voting rights of holders of our Class A ordinary shares, as BDRs will be composed of fractions of shares. Thus, the voting right associated with a BDR will be proportional to the fraction of shares underlying each BDR.

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Cancellation of Registration Before the CVM

We may cancel registration with the CVM for the trading of BDRs on the B3. If we elect to do so, we must immediately inform the BDR Depositary of this request and follow the procedures to discontinue the BDR program as set forth in the Issuer’s Manual of the B3.

Depositary Fees

The BDR Depositary has advised that holders of BDRs will be subject to the following fees: (a) for issuance or cancellation of BDRs, a fee of R$0.10 per BDR issued or cancelled will be paid to the BDR

Depositary, (b) in respect of any dividend declared and paid by us, no fees will be paid to the BDR

Depositary, (c) in respect of other cash distribution made by us, no fees will be paid to the BDR Depositary, and (d) in respect of a transfer of ownership of BDRs out of the stock exchange (by over-thecounter transfer process, causa mortis, court permit, donation and others), a fixed fee of R$50.00 will be paid to the BDR Depositary. The BDR Depositary has further advised us that the foregoing fees relating to issuance or cancellation of BDRs will be payable by the investor through a brokerage house, and that the dividends and distributions will be discounted by the amount of the fee at the time that such dividend or distribution is paid.

Reports and Other Communications

The BDR Depositary will make available to you for inspection any reports and communications from us or made available by us at its principal executive office. The BDR Depositary will also, upon our written request, send to registered holders of BDRs copies of such reports and communications furnished by us under the deposit agreement.

Any such reports or communications furnished by us to the BDR Depositary will be furnished in Portuguese when so required under any Brazilian legislation.

Amendment and Termination of the Deposit Agreement

Pursuant to Brazilian law, we may agree with the BDR Depositary to amend the deposit agreement and the rights granted by the BDRs for any reason and without a BDR holder’s consent. If such an amendment prejudices an important right of BDR holders, it will become effective only after 30 days from the time that the BDR Depositary notifies the BDR holder in writing of such amendment. At the time an amendment becomes effective, the BDR holder is considered, by continuing to hold its BDRs, to agree to the amendment and to be bound by the new terms of the deposit agreement and the rights granted by the BDRs.

The Deposit Agreement is signed for an indefinite period, and it is certain that, until the 18th month counted from the date of its respective signature, the Deposit Agreement cannot be terminated by any of the parties. After this minimum term has elapsed, the contract signed with the BDR Depositary will be valid for an indefinite period, and can be terminated at any time, by either party, without right to compensation or indemnity, upon notification from the interested party to the other party, with at least 180 days in advance, counted from the receipt of the communication by the other party.

Liability of Owner for Taxes

You will be responsible for any taxes or other governmental charges payable on your BDRs or on our Class A ordinary shares deposited with the custodian. See “Item 10. Additional Information—E. Taxation—Brazilian Tax Considerations” of this annual report.

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Limitations on Obligations and Liability to Holders of BDRs

The deposit agreement expressly limits our obligations and the obligations of the BDR Depositary, as well as our liability and the liability of the BDR Depositary. We and the BDR Depositary:

•	are obligated only to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
•	are not liable if either of us is prevented or delayed by law or by circumstances beyond our control from performing our obligations under the deposit agreement;
•	are not liable if either of us exercises discretion permitted under the deposit agreement; and
•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

Neither we nor the BDR Depositary will be liable for any failure to carry out any instructions to vote any of our Class A ordinary shares deposited with the custodian, or for the manner any vote is cast or the effect of any such vote, provided that any action or non-action is in good faith. The BDR Depositary has no obligation to become involved in a lawsuit or other proceeding related to the BDRs or the deposit agreement on your behalf or on behalf of any other person.

In the deposit agreement, we and the BDR Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Services

Before the BDR Depositary delivers or registers transfers of BDRs, makes a distribution on BDRs or permits withdrawal of our Class A ordinary shares, the BDR Depositary may require:

•	payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities;
•	production of satisfactory proof of citizenship or residence, exchange control approval or other information it deems necessary or proper; and
•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The BDR Depositary may refuse to deliver, transfer or register transfers of BDRs generally when the books of the BDR Depositary are closed or at any time if the BDR Depositary believes it advisable to do so.

General

We agree to: (a) fulfill all obligations imposed by CVM Instruction No. 332/00, CVM Instruction No. 480/09 and other applicable regulations; (b) disclose, in Brazil, any information required by the CVM regulation applicable to non-Brazilian issuers; and (c) cooperate with the BDR Depositary to simultaneously disclose, in Brazil, information we provide in our country of organization and in the jurisdictions in which our securities are traded.

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Except as otherwise provided in the applicable rules and regulations, including the rules and regulations of the CVM regarding registration of a BDR program (see “Item 4. Information on the Company—B. Business Overview—Regulatory Overview—Brazil—Registration of BDRs with the CVM” in this annual report on Form 20-F), neither we nor the BDR Depositary will have any liability or responsibility whatsoever or otherwise for any action or failure to act by any owner or holder of BDRs relating to the owner’s or holder’s obligations under any applicable Brazilian law or regulation relating to foreign investment in Brazil in respect of a withdrawal or sale of Class A ordinary shares deposited with the custodian, including, without limitation, (i) any failure to comply with a requirement to register the investment pursuant to the terms of any applicable Brazilian law or regulation prior to such withdrawal, or (ii) any failure to report foreign exchange transactions to the Central Bank of Brazil, as the case may be. Each owner or holder of BDRs will be responsible for the report of any false information relating to foreign exchange transactions to the BDR Depositary, the CVM or the Central Bank of Brazil in connection with deposits or withdrawals of Class A ordinary shares deposited with the custodian.

Service Requests to the BDR Depositary

Any request for services provided for in the deposit agreement to be performed by the BDR Depositary may be made to any of the BDR Depositary’s branches, or by telephone at +55 11-3684-4522.

12.D American Depositary Shares

Not applicable.

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